As filed with the Securities and Exchange Commission on May 20, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SCORE MEDIA AND GAMING INC.

(Exact name of Registrant as specified in its charter)

British Columbia, Canada	Not applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

500 King Street West, Fourth Floor

Toronto, ON M5V 1L9

(Address, including zip code, of Registrant’s principal executive offices)

Second Amended and Restated Stock Option and Restricted Stock Unit Plan

Amended and Restated Employee Share Purchase Plan

(Full titles of the plans)

CT Corporation System

28 Liberty St., New York, New York 10005

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

COPIES TO:

Josh Sidsworth Score Media and Gaming Inc. 500 King Street West, Fourth Floor Toronto, ON M5V 1L9 Tel: (416) 479-8812	Adam M. Givertz Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, NY 10019 Tel: (212) 373-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company.)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Subordinate Voting Shares, no par value	8,000,000 shares(2)	US$13.90	US$111,200,000	US$12,131.92

(1)

Represents Class A Subordinate Voting Shares, no par value (the “Class A Shares”), of Score Media and Gaming Inc. (the “Registrant”) issuable pursuant to options and restricted stock units under the Second Amended and Restated Stock Option and Restricted Stock Unit Plan and to be offered under the Amended and Restated Employee Share Purchase Plan registered herein.

(2)	Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement (the “Registration Statement”) also covers an indeterminate number of additional Class A Shares of the Registrant that may be offered or issued by reason of certain corporate transactions or events, including any stock dividend, stock split or any other similar transaction effected which results in an increase in the number of Class A Shares.

(3)	Estimated for the purpose of calculating the registration fee in accordance with Rule 457(c) and 457(h) of the Securities Act, based on the average of the high and low prices of the Class A Shares reported on the NASDAQ Global Select Market on May 17, 2021, which was US$13.90 per share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the Second Amended and Restated Stock Option and Restricted Stock Unit Plan, effective February 10, 2021 (the “Option & RSU Plan”), of Score Media and Gaming Inc. (the “Registrant”) and the Registrant’s Amended and Restated Employee Share Purchase Plan, effective November 25, 2020 (the “ESPP”), respectively, as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission, but each such document constitutes, along with the documents incorporated by reference into this Registration Statement, a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The Registrant will furnish without charge to each person to whom a prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in each Section 10(a) prospectus. The Registrant will also furnish without charge to any person to whom a prospectus is delivered, upon written or oral request, all other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Requests should be directed to the Corporate Secretary of Score Media and Gaming Inc. at 500 King Street West, Fourth Floor, Toronto, ON, M5V 1L9, telephone: (416) 479-8812.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with or furnished to the Commission are incorporated herein by reference:

1.	The Registrant’s Registration Statement on Form F-10, filed with the Commission on February 22, 2021, as amended by Amendment No. 1 to Form F-10, filed with the Commission on February 24, 2021 (the “F-10 Registration Statement”);

2.	All reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since February 22, 2021; and

3.	The description of Class A Shares contained under the section captioned “Description of Equity Securities” in the F-10 Registration Statement and incorporated by reference into the Registrant’s Registration Statement on Form 8-A filed with the Commission on February 22, 2021, including any amendment or report filed for the purpose of amending such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part thereof from the date of filing of such documents. Also, the Registrant may incorporate by reference its future reports on Form 6-K by stating in those Form 6-K’s that they are being incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not Applicable.

Item 5.	Interests of Named Experts and Counsel

Not Applicable.

Item 6.	Indemnification of Directors and Officers

Under the Business Corporations Act (British Columbia) (the “BCBCA”) the Registrant may indemnify a director or officer, a former director or officer, or an individual who acts or acted as a director or officer of an affiliate of the Registrant, or at the Registrant’s request as a director or officer (or in a similar capacity) of another corporation or other entity, against all judgments, penalties or fines awarded or imposed in, or amounts paid in settlement of, any legal proceeding or investigative action, whether current, threatened, pending or completed, in which such individual or any of his or her heirs and personal or other legal representatives is or may be joined as a party, or is or may be liable for in respect of a judgment, penalty or fine in, or expenses related to such legal proceeding or investigative action because of serving in such capacity, on condition that (i) the individual acted honestly and in good faith with a view to the best interests of the Registrant or such other corporation or entity, and (ii) in the case of such a proceeding or investigative action other than a civil proceeding, the individual had reasonable grounds for believing that his or her conduct was lawful. The Registrant may, after the final disposition of such a legal proceeding or investigative action, pay all costs, charges and expenses, including legal and other fees, actually and reasonably incurred by such person described above in respect of such a legal proceeding or investigative action, providing such person complies with (i) and (ii) above. The Registrant may, as they are incurred in advance of the final disposition of such legal proceeding or investigative action, pay such costs, charges and expenses as they are actually and reasonably incurred by such person described above, provided it obtains a written undertaking that such person will repay the amounts advanced if it is ultimately determined that the individual did not comply with (i) and (ii) above. Under the BCBCA, an individual described above is entitled to indemnification from the Registrant in respect of such costs, charges and expenses actually and reasonably incurred after the final disposition of such legal proceeding or investigative action as a matter of right if the individual has not been reimbursed for such costs, charges and expenses and is wholly successful in the outcome of such legal proceeding or investigative action, or is substantially successful on the merits thereof, providing such individual complies with (i) and (ii) above. On application of the Registrant or an individual described above, the Supreme Court of British Columbia may order (A) the Registrant to indemnify a person described above in respect of any liability incurred by such person in respect of such a legal proceeding or investigative action, (B) the Registrant to pay some or all of the expenses incurred by such individual in respect of such legal proceeding or investigative action, (C) the enforcement of, or any payment under, an agreement of indemnification entered into by the Registrant, (D) the Registrant to pay some or all of the expenses actually and reasonably incurred by such person described above in obtaining such an order, and/or (E) any other order that the Court considers appropriate.

The Articles of the Registrant provide that the Registrant must indemnify a person named above, and such person’s heirs and legal personal representatives to the extent permitted by the BCBCA.

The Articles of the Registrant provide that the Registrant may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Registrant) by reason of the fact he or she is or was an employee or agent of the Registrant, or was serving at the request of the Registrant as an employee, agent of or participant in another entity against expenses (including legal fees), judgments, fines and any amount actually and reasonably incurred by him or her in connection with such action, suit or proceeding, provided that the person acted honestly and in good faith with a view to the best interests of the Registrant or, as the case may be, to the best interests of the other entity for which he or she served at the Registrant’s request, and (ii) with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction will not, of itself, create a presumption that the person did not act honestly and in good faith with a view to the best interests of the Registrant or other entity and, with respect to any criminal or administrative action or proceeding that is enforced by a monetary penalty, had no reasonable grounds for believing that his or her conduct was lawful.

A policy of directors’ and officers’ liability insurance is maintained by the Registrant which insures directors and officers for losses as a result of claims against the directors and officers of the Registrant in their capacity as directors and officers and also reimburses the Registrant for payments made pursuant to the indemnity provisions under the Articles of the Registrant and the BCBCA.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Item 7.	Exemption from Registration Claimed

Not Applicable.

Item 8.	Exhibits

The exhibits listed under the caption “Exhibits Index” of this Registration Statement are incorporated by reference herein.

Item 9.	Undertakings

The Registrant hereby undertakes:

(a)(1)	To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INDEX TO EXHIBITS

4.1	Certificate of Continuation of Score Media and Gaming Inc.

4.2	Articles of Score Media and Gaming Inc.

4.3	Second Amended and Restated Stock Option and Restricted Stock Unit Plan of Score Media and Gaming Inc., effective February 10, 2021.

4.4	Amended and Restated Employee Share Purchase Plan of Score Media and Gaming Inc., effective November 25, 2020.

5.1	Opinion of McCarthy Tétrault LLP as to legality of the Class A Shares.

23.1	Consent of McCarthy Tétrault LLP (included in Exhibit 5.1 to this Registration Statement).

23.2	Consent of KPMG LLP.

24.1	Powers of Attorney (included on signature pages of this Part II).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Ontario, Country of Canada, on the 20th day of May, 2021.

SCORE MEDIA AND GAMING INC.

By:	/s/ Benjamin D. Levy
Name:	Benjamin D. Levy
Title:	President and Chief Operating Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John Levy, Benjamin D. Levy and Alvin Lobo, or any of them, his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on May 20, 2021.

Signature	Title

/s/ John Levy John Levy	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ Alvin Lobo Alvin Lobo	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Benjamin D. Levy Benjamin D. Levy	President, Chief Operating Officer and Director

/s/ Ralph E. Lean Ralph E. Lean	Director

/s/ John Albright John Albright	Director

/s/ Brian Cooper Brian Cooper	Director

/s/ Angela Ruggiero Angela Ruggiero	Director

/s/ Mark A. Scholes Mark A. Scholes	Director

/s/ William E. Thomson William E. Thomson	Director

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative of Score Media and Gaming Inc. in the United States, on the 20th day of May, 2021.

SCOREMOBILE, INC.

By:	/s/ Benjamin D. Levy
Name:	Benjamin D. Levy
Title:	President and Chief Operating Officer